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TWO PENN PLAZA, SUITE 1500 NY, NY, 10021      TEL. 212.292.5710      FAX. 212.292.5701     WWW.OMNICORDER.COM

                                                                                            Anne Marie Fields
                                                                                     Corporate Communications
                                                                                OmniCorder Technologies, Inc.
                                                                                                 212-292-5710
                                                                                       afields@omnicorder.com

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            OMNICORDER ANNOUNCES APPOINTMENT OF DENIS A. O'CONNOR AS
                  PRESIDENT, CEO & MEMBER OF BOARD OF DIRECTORS


  SEASONED MEDICAL LMAGING EXECUTIVE TO LEAD COMPANY THROUGH COMMERCIALIZATION
                           AND NEW PRODUCT DEVELOPMENT


BOHEMIA, NEW YORK, MARCH 4, 2005--OmniCorder Technologies, Inc. (OTCBB Symbol:
OMCT) announced today that the Board of Directors has appointed Denis A. O'Connor as President and Chief Executive Officer of the company effective March 23, 2005. In addition to his position as President and CEO, Mr. O'Connor will join the company's Board of Directors. Mr. O'Connor joins OmniCorder Technologies from DOBI Medical International, Inc., a publicly traded company focused on breast imaging technology, where he was responsible for the commercial leadership of the business.

         A seasoned medical imaging executive, Mr. O'Connor has held senior management positions at Philips Medical Systems, Sony Medical Systems and Lockheed Martin Medical Systems. In 1997, Mr. O'Connor was chosen to be President and CEO of Life Imaging Systems where he built out the company's infrastructure, raised $12 million in two venture-backed financing rounds, initiated a revenue base of $4 million while securing 3 multi-million long-term development contracts. Subsequent to that, Mr. O'Connor was recruited as Chairman and CEO of Advanced Imaging Technologies where he directed a $10 million financing, guided the company through the FDA/UL processes, and procured distribution and alliances valued at $16 million.

         Mr. O'Connor was awarded an M.B.A. from New York University's Stern School of Business and received a B.S. in Computer Science and Business Administration from the City College of New York. He is also a graduate of Columbia University School of Radiological Technology from which he received his certification in Radiologic Technology.

         "It is with great pleasure we welcome Denis O'Connor to OmniCorder Technologies. We are extremely pleased to have a results driven executive of Denis's caliber assume the leadership of OmniCorder," stated Hon. Joseph F. Lisa, OmniCorder Technologies' Chairman of the Board of Directors. "Denis's winning track record in commercializing medical imaging technologies and growing entrepreneurial businesses rendered him to be the ideal CEO candidate for the company.


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We are confident that Denis's skills position him for continued success as
OmniCorder's leader during its next stage of growth."

         "The BioScanIR System has shown tremendous potential to provide functional medical imaging that improves medical outcomes and helps contain healthcare costs in a number of important medical disciplines. I'm excited to have the opportunity to lead the development and commercialization strategies for this very promising medical imaging technology," commented Denis A. O'Connor. "Recently, I have gained a great deal of insight into the tremendous potential this Company holds, and am looking forward to maximizing that potential to attain long-term sustainable growth for our shareholders."

THE BIOSCANIR(R) SYSTEM:

         The Company's BioScanIR System is a functional medical imaging modality that provides a fast, non-invasive, radiation free method for detecting and managing a wide variety of diseases that affect blood perfusion -- such as cancer and vascular disease -- by detecting minute changes in temperature based on the pattern of infrared photon emissions over time. The detector technology used in the system, known as a Quantum Well Infrared Photodetector (QWIP), was originally developed for the Department of Defense by NASA's Jet Propulsion Laboratory. The Company owns an exclusive, worldwide license to use the technology for biomedical applications.

         OmniCorder has successfully used the BioScanIR System in a number of key medical markets, including: Breast Cancer Detection, Cancer Therapy Monitoring, Drug Discovery, Neurosurgery and Reconstructive Surgery. The System has the potential to cost-effectively improve disease detection, enhance clinical decision making and improve therapy management in a vast number of medical applications.

ABOUT OMNICORDER TECHNOLOGIES, INC.:

         OmniCorder Technologies Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared focal plane arrays. OmniCorder provides imaging technology for clinicians and researchers for drug discovery, disease detection and disease management applications.

         OmniCorder's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications.

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This press release includes statements that may constitute "forward-looking"
statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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